Exhibit 99.2

NGL Energy Partners LP Announces $2.05 Billion Offering of Senior Secured Notes

TULSA, Okla.--(BUSINESS WIRE)—January 21, 2021--NGL Energy Partners LP (NYSE: NGL) (“NGL”), through its wholly owned subsidiaries NGL Energy Operating LLC and NGL Energy Finance Corp., today announced that they intend to offer, subject to market and other conditions, $2.05 billion in aggregate principal amount of senior secured notes due 2026. NGL expects to use the net proceeds of the offering, together with borrowings under a new $500.0 million asset-based revolving credit facility (the “ABL Facility”), to (i) repay all outstanding borrowings under and terminate NGL’s existing revolving credit facility, (ii) repay all outstanding borrowings under and terminate NGL’s $250.0 million term credit agreement and (iii) to pay fees and expenses in connection therewith.

The notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons, other than U.S. persons, outside of the United States pursuant to Regulation S under the Securities Act.

The offer and sale of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP

NGL Energy Partners LP, a Delaware limited partnership, is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process.

NGL Energy Partners LP

Trey Karlovich, 918.481.1119
Executive Vice President and Chief Financial Officer
Trey.Karlovich@nglep.com
or
Linda Bridges, 918.481.1119
Senior Vice President – Finance and Treasurer
Linda.Bridges@nglep.com

Source: NGL Energy Partners LP